Exhibit: 99-1-5(v)

                    Aetna Life Insurance and Annuity Company

                                   Endorsement

The Certificate is hereby endorsed to delete all references to Variable Life Account B and replace them with Variable Life Account C.

Endorsed and made a part of the Certificate effective December 31, 1999.

                        /s/  Thomas J. McInerney
                        Thomas J. McInerney, President
                        Aetna Life Insurance and Annuity Company